Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement

(Form S-3 No: 333-112770) and related Prospectus of Serena Software, Inc. for the registration of its 1.5% Convertible Subordinated Notes Due 2023 and 9,912,588 shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated October 25, 2002, with respect to the financial statements and schedule of Merant plc included in the Current Report (Form 8-K) dated April 30, 2004, of Serena Software, Inc. filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Reading, England

June 1, 2004